Exhibit 99.2

7 February 2007

Spacelabs Healthcare, Inc.

Interim Results for the six months ended December 31, 2006

Spacelabs Healthcare, Inc. (LSE:SLAB) (‘Spacelabs’ or the ‘Company’) an international developer, manufacturer and distributor of medical equipment and services, today announces its Interim Results for the six months ended December 31, 2006.

Financial Highlights

•	Revenues of $111.0 million (H1 FY 2006: $112.4 million).

Excluding revenues attributable to Del Mar Reynolds (“DMR”), acquired in July 2006, revenues decreased 13% from the period ended December 31, 2005.

•	Operating loss of ($5.6) million (H1 FY 2006: operating income of $6.5 million).

The operating loss for the first half of fiscal 2007 includes a $0.6 million one-time pre-tax charge for in-process research and development relating to the Company’s acquisition of DMR.

•	Net loss of ($4.9) million (H1 FY 2006: net income of $4.1 million).

•	Cash and cash equivalents of $4.8 million as of December 31, 2006 ($11.7 million at December 31, 2005).

Corporate Initiatives

•

Restored sales momentum – following the disappointing level of North American patient monitoring orders in the first quarter, reversing a steady pattern of year-on-year order book increases for the past nine quarters, sales momentum has been restored. In the second quarter North American patient monitoring bookings increased 31% compared to Q2 of FY 2006 resulting in a strong order book entering H2 FY 2007.

•

Restructured the business – to enhance accountability and to facilitate our global product strategy the Company has restructured into three key areas: North America managed by Joe Davin, Europe, Middle East and Africa (“EMEA”) managed by Gary Grenter and Emerging Markets managed by Nicholas Ong. The Company has appointed Dave Tilley as Chief Operating Officer. The Company, after analyzing its product lines, elected to divest certain loss-generating non-core operations. This divesture was effective January 1, 2007 and these operations accounted for total revenues of approximately $8 million in fiscal year 2006.

•

Initiated an aggressive cost reduction program – the Company has identified approximately $10 million of annualized savings resulting from the integration of DMR and rationalization of manufacturing facilities and a reduction of approximately 8% of its employees. The Company expects to realize cost savings of $2 - $3 million in H2 FY 2007 with the full benefit evident in fiscal 2008.

•

Sustained a significant R&D program – the Company continues to invest in improving its product portfolio, especially as it relates to patient monitoring and connectivity. These efforts ensure the competitiveness of the current range of products and include the development of next generation monitoring and connectivity solutions.

•

Increased focus on emerging markets – the Company looks to expand its presence in the emerging markets through the development of a low cost monitoring family and increased manufacturing presence in these markets in order to lower manufacturing and supply chain costs.

Deepak Chopra, Chief Executive Officer of Spacelabs Healthcare Inc, said:

“After a slow start to the fiscal year management moved quickly to recapture the momentum we had experienced through the end of fiscal 2006. We have taken proactive steps to improve our operations and profitability. These actions are an initial step of an ongoing process. To that end we have begun to see positive signs of improvement in the second quarter and look forward to improved results for the remainder of the fiscal year with revenues and net income significantly stronger than those of the first half.”

For further information, please contact:

Spacelabs Healthcare, Inc.

Jeremy Norton, Director, Investor Relations	Tel: +1 310 717 9182

Financial Dynamics

David Yates, John Gilbert	Tel: +44 207 831 3113

Earnings Conference Call Information

Spacelabs Healthcare, Inc. will host a conference call at 5:00pm GMT (12:00pm ET or 9:00am PT) today, February 7, 2007, to discuss its interim financial results. For further information please contact Jeremy Norton at +1 310 717 9182 (jnorton@osi-systems.com) or John Gilbert at +44 207 269 7169.

To listen to a live webcast of the conference call please log on www.earnings.com, www.spacelabshealthcare.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on the websites outlined above. A replay of the webcast will be available shortly after the conclusion of the conference call at 10:00pm GMT (5:00pm ET or 2:00pm PT) until February 21, 2007. The replay can either be accessed through the Company’s website, www.spacelabshealthcare.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘95172396’ when prompted for the replay code.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, sales momentum, cost savings measures, research and development efforts, activities in emerging markets and improving operations and results. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that sales momentum will continue, research and development efforts will in fact ensure the continued viability of current products or produce successful products in the future, that significant sales in emerging markets will materialize or that the Company will produce improved results in the remainder of the fiscal year. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Spacelabs Healthcare, Inc.

Interim Report for the six months ended December 31, 2006

CEO’S STATEMENT

Introduction

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories selling to hospitals, clinics and physicians offices. Additionally, the Company provides electrocardiogram (“ECG”) laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted.

The Company has established brand names in both medical devices and medical services such as “Spacelabs,” “Blease,” and “Del Mar Reynolds”. It employs approximately 1,200 personnel in offices located in the United States, UK, Canada, France, Germany, Finland, India and Singapore.

Operational Highlights

The Company reported revenues of $111.0 million for the first half of fiscal 2007, a decrease of approximately 1% when compared to $112.4 million reported for the first half of fiscal 2006. Excluding revenues contributed by DMR, acquired in July 2006, revenues declined by approximately 13% compared to the prior comparable period. The year on year decrease in revenues is primarily attributable to weak sales in the first quarter in the North American patient monitoring market.

Gross profit margin was 44% for the first half of fiscal 2007, a decrease of approximately 3% when compared to 47% for the first half of fiscal 2006. The year on year decrease in gross margins is primarily attributable to the aforementioned weak sales in the North American patient monitoring market, which is historically a high margin market for the Company. In the second quarter, North American patient monitoring order intake increased by 31% when compared the second quarter of fiscal 2006 and sequentially 64% when compared to the first quarter of the current fiscal year.

Corporate Initiatives

•

Restored sales momentum – following the disappointing level of North American patient monitoring orders in the first quarter, reversing a steady pattern of year-on-year order book increases for the past nine quarters, sales momentum has been restored. In the second quarter North American patient monitoring bookings increased 31% compared to Q2 of FY 2006 resulting in a strong order book entering H2 FY 2007.

•

Restructured the business – to enhance accountability and to facilitate our global product strategy the Company has restructured into three key areas: North America managed by Joe Davin, Europe, Middle East and Africa (“EMEA”) managed by Gary Grenter and Emerging Markets managed by Nicholas Ong. The Company has appointed Dave Tilley as Chief Operating Officer. In addition, the Company, after analyzing its product lines, elected to divest certain loss-generating non-core operations. This divesture was effective January 1, 2007 and these operations accounted for total revenues of approximately $8 million in fiscal year 2006.

•

Initiated an aggressive cost reduction program – the Company has identified approximately $10 million of annualized savings resulting from the integration of DMR and rationalization of manufacturing facilities and a reduction of approximately 8% of its employees. The Company expects to realize cost savings of $2 - $3 million in H2 FY 2007 with the full benefit evident in fiscal 2008.

•

Sustained a significant R&D program – the Company continues to invest in improving its product portfolio, especially as it relates to patient monitoring and connectivity. These efforts ensure the competitiveness of the current range of products and include the development of next generation monitoring and connectivity solutions.

•

Increased focus on emerging markets – the Company looks to expand its presence in the emerging markets through the development of a low cost monitoring family and increased manufacturing presence in these markets in order to lower manufacturing and supply chain costs.

The Company operates in two businesses: (a) Equipment, Service & Supplies and (b) Clinical Trial Services.

Equipment, Service & Supplies Business

The Equipment, Service & Supplies business develops, manufactures, and distributes medical equipment including patient monitoring and connectivity solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories. The products are sold to hospitals, clinics and physicians offices. This business includes such brand names as “Spacelabs Medical,” “Blease” and “Del Mar Reynolds”.

For the first half of fiscal 2007, the Equipment, Service & Supplies business recorded revenues of $105.6 million (H1 FY 2006: $110.0 million), representing approximately 95% of the Company’s total reported revenues. Revenues recorded in the first half of fiscal 2007 include approximately $11.2 million of revenue contributed by Del Mar Reynolds, acquired in July 2006. The decrease in revenue in the first half of fiscal 2007 was primarily attributable to the weaker sales in the North American patient monitoring market.

After a slow start to the fiscal year our North American Patient Monitoring order intake increased by 31% in the second quarter when compared the second quarter of fiscal 2006 and sequentially 64% when compared to the first quarter of the fiscal year. The second quarter order intake was the highest recorded clearly demonstrating that the market in North America, despite the weak first quarter, remains strong and has not fallen away. Shipments lagged behind orders and were down versus the prior year in both quarters.

Sales outside of North America increased in the second quarter by 32% when compared to the second quarter of fiscal 2006 and 47% versus the first quarter of fiscal 2007. Excluding Del Mar Reynolds, sales outside of North America increased by 5% and 44%, respectively, over the same periods. This is especially encouraging as we continue to diversify our revenue base and lessen our dependence on the U.S. healthcare market.

The Company remains committed to expanding into emerging markets. To that end, in November 2006, the Company introduced its first product targeted specifically at these markets, the mCare 300. The mCare 300 is a standalone monitor for low acuity patients and represents the Company’s initial entry into the fast growing low cost emerging market segments.

In October 2006, the Company was honored by Frost & Sullivan as its 2006 North American Patient Monitoring Company of the Year. This award acknowledged the Company’s success in 2006, a year in which the Company experienced strong double digit revenue growth in North America.

In October 2006, the Company also announced the introduction of the BleaseSirius advanced anesthesia system and Ultraview Perioperative Monitoring Suite into the North American market. The Company is excited about this opportunity as we leverage our strong number 3 position in patient monitoring, existing sales and support network and strong established brand name.

Core Strategy: Equipment Service and Supplies Business

The Company remains committed to its Core Strategy to be a leading provider of innovative, reliable and cost-optimized patient care solutions. Through focused development of open standards, connectivity and networking to enable ‘on demand’ information, our products help improve the quality of care administered to patients and improve clinician productivity.

The Company believes that the second half of the fiscal year will see improved operating results based on the positive signs of improving order intake in the second quarter after a disappointing start to the fiscal year in the first quarter. Overall the Company continues to focus on the following key initiatives:

•	Solidify and improve sales within the core North American Market:

•	North America is a high margin business as we sell direct to our customers.

•

We aim to capture additional opportunities through the newly introduced anesthesia delivery systems, diagnostic cardiology and a low acuity monitor into this market. Additionally, the Company expects to benefit from integration of diagnostic cardiology into the North American sales channel.

•	Build upon the strong H1 performance outside North America:

•	This represents a large growth opportunity for the Company.

•	By increasing our international sales we lessen the Company’s dependence upon the North American market.

•	Capture additional opportunities from sales of the new low acuity monitor.

•	Leverage on a strong cardiology presence in the UK and Germany.

•	Improve cost structure and operating income:

•	Deliver $10 million in annualized savings.

•	Shift to low cost manufacturing facilities.

•	Continued focus on supply chain efficiencies.

•	Continue steps to improve gross margins up above 50%.

•	Focus on improving operating income to levels consistently above 10%.

•	Continue to focus on research and development:

•	Product innovation is key to our long term growth plans.

•	Spacelabs has a reputation as market leader in product innovation.

•	Our R&D efforts are driven by our interaction with our customers and intimate knowledge of their operations.

•	Strategic acquisitions:

•	Continue to evaluate strategic acquisitions of complementary products and technologies or sales channels.

Clinical Trial Services Business

The Clinical Trial Services business collects, interprets and distributes Electrocardiogram (ECG) and Ambulatory Blood Pressure (ABP) cardiac safety data from clinical trials performed by Clinical Research Organizations (CROs) and pharmaceutical companies. The business operates under the trade names “Spacelabs Medical Data” and “Hertford Cardiology”, primarily in the U.S and European markets.

The Company acquired Hertford Cardiology as part of its July 2006 acquisition of Del Mar Reynolds.

In the first half of fiscal 2007, the Clinical Trial Services business recorded revenues of $5.4 million (H1 FY 2006: $2.4 million), representing approximately 5% of the Company’s total revenue. Revenues recorded in the first half of fiscal 2007 include approximately $2.0 million of revenue contributed by Hertford Cardiology, acquired as part of the July 2006 acquisition of DMR. During the first half of fiscal 2007, the contract order book for the business continued to grow aside from the contribution from Hertford Cardiology. This significant increase in the order book was a direct result of the successful completion of a number of audits conducted by key sponsors including both CROs and major pharmaceutical companies.

Core Strategy: Clinical Trial Services Business

The Company intends to take advantage of this high growth and profitable business by leveraging its newly expanded North American and European presence, which should allow us to:

•	Offer global coverage to our large pharmaceutical clients.

•	Consolidate the infrastructure.

•	Focus on improving operating income to levels consistently above 20%.

Partnerships and Collaborations

The Company continues to focus on the development of partnerships and collaborations throughout the healthcare industry. The Company’s software platform for its patient monitoring systems provides an open architecture allowing it to work closely with other software and hardware providers, thereby ensuring that its customers receive the best integrated solutions available.

FINANCIAL REVIEW

Profit and Loss Account

The Company reported revenues of $111.0 million for the first half of fiscal 2007, a decrease of approximately 1% when compared to $112.4 million reported for the first half of fiscal 2006. Excluding revenues contributed by DMR, acquired in July 2006, revenues declined by approximately 13% compared to the prior comparable period. The year-on-year decrease in revenues is primarily attributable to weak first quarter sales in the North American patient monitoring market.

The gross margin for the first half of fiscal 2007 was 44% compared to 47% reported in the first half of fiscal 2006. The decrease in gross margin was largely attributable to the aforementioned weak sales in the North American patient monitoring market, which is historically a high margin market for the Company.

Selling and General Administrative (“SG&A”) expenses were $42.1 million for the first half of fiscal 2007, an increase of $5.3 million from $36.8 million for the first half of fiscal 2006. The increase in SG&A expenses was attributable to the acquisition of DMR in July 2006.

Research and development expenses were $11.7 million for the first half of fiscal 2007, an increase of $2.3 million from $9.4 million reported in the first half of fiscal 2006. The increase in research and development expenses was attributable to DMR and increased spending on enhancements to our current product portfolio and the development of new product lines. Research and development expenses for the first half of fiscal 2007 include $0.6 million in write-offs of acquired in-process research and development costs associated with the DMR acquisition.

Stock-based compensation expenses for the first half of fiscal 2007 was $0.8 million compared to $0.5 million in the first half of fiscal 2006. Including stock-based compensation, the Company reported an operating loss of ($5.6) million for the first half of fiscal 2007 compared to operating income of $6.5 million reported for the first half of fiscal 2006.

Interest expense in the first half of fiscal 2007 was $2.2 million, compared to $0.4 million in the first half of fiscal 2006. The increase in interest payable was associated with the increased borrowings used to fund the Company’s acquisition of DMR.

The tax rate for the first half of fiscal 2007 was 35.5% compared to 36.1% for the first half of fiscal 2006.

The net loss for the first half of fiscal 2007 was ($4.9) million compared to net income of $4.1 million reported for the first half of fiscal 2006.

Balance Sheet

At December 31, 2006, the Company reported total assets of $176.2 million, including cash and cash equivalents of $4.8 million, and equity of $45.8 million. The Company has outstanding long-term debt of $57.6 million.

The increase in total assets and liabilities from June 30, 2006 is attributable primarily to acquisition of DMR.

Cash Flow Statement

For the period, the Company used $4.0 million in cash. Net cash used in operating activities was ($6.4) million. The Company used approximately $22.0 million for the acquisition of DMR, funded through a long term bank loan.

OUTLOOK

After a slow start to the fiscal year in the first quarter, we saw significant improvement in the Patient Monitoring order book in North America in the second quarter and as such we are optimistic for a stronger performance in the second half of the fiscal year. We have also moved proactively to take the necessary steps to improve our operations and profitability. These actions are an initial step of an ongoing process. To that end, we have begun to see positive signs of improvement in the second quarter and look forward to improved results for the remainder of the fiscal year with revenues and net income significantly stronger than those in the first half.

Deepak Chopra

Chief Executive Officer

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$4,778	$11,662
Accounts receivable, net of allowance for doubtful accounts	65,213	58,434
Inventories, net.	34,549	32,800
Prepaid expenses and other current assets	10,460	7,227

Total Current Assets	115,000	110,123

Property and equipment, net	15,219	7,577
Goodwill	19,310	5,694
Intangible assets, net	24,667	18,081
Other assets	1,965	1,157

Total Assets	$176,161	$142,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$19,466	$17,558
Current portion of long-term debt and capital leases	4,486	—
Payables to related parties, net	6,156	9,866
Income taxes payable	7,639	5,667
Accrued payroll and related expenses	6,492	6,887
Deferred revenue	5,817	4,176
Accrued warranties	3,408	3,695
Accrued expenses and other current liabilities	11,866	8,410

Total Current Liabilities	65,330	56,259

Loan from OSI	29,311	35,310
Long-term debt and capital leases, less current portion	28,285	—
Other long-term liabilities	7,456	8,607

Total Liabilities	130,382	100,176

Commitments and contingencies (Notes 2 and 8)

Shareholders’ Equity:
Common stock	68	68
Additional paid-in capital	42,362	40,275
Retained earnings	2,678	3,318
Accumulated other comprehensive income (loss)	671	(1,205)

Total Shareholders’ Equity	45,779	42,456

Total Liabilities and Shareholders’ Equity	$176,161	$142,632

See accompanying notes to unaudited condensed consolidated financial statements.

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Six months ended December 31,
	2006	2005
Revenues	$110,970	$112,371
Cost of goods sold	61,643	59,149

Gross profit	49,327	53,222

Operating expenses:
Selling, general and administrative	42,122	36,828
Research and development	11,718	9,370
Management retention bonus	549	572
Write off of in-process research and development	561	—

Total operating expenses	54,950	46,770

Income (loss) from operations	(5,623)	6,452
Interest expense—loan from OSI	1,079	402
Interest expense—other	1,074	—
Other income	(129)	(392)

Income before provision for income taxes and minority interest	(7,647)	6,442
Provision (benefit) for income taxes	(2,716)	2,324
Minority interest	—	(31)

Net income (loss)	$(4,931)	$4,087

Earnings (loss) per share:
Basic	(0.07)	0.07

Diluted	(0.07)	0.07

Shares used in per share calculation:
Basic	67,926	59,366

Diluted	67,926	59,377

See accompanying notes to unaudited condensed consolidated financial statements.

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Six months ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,931)	$4,087
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	3,888	2,014
Stock compensation expense	830	513
Write off of in-process research and development	561	—
Other	(101)	(270)
Changes in operating assets and liabilities, net of business acquisitions	(6,663)	(6,029)

Net cash (used in) provided by operating activities	(6,416)	315

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(2,943)	(1,544)
Proceeds from sale of assets	147	922
Cash paid for DelMar, net cash acquired	(22,031)	—
Other	(630)	(204)

Net cash used in investing activities	(25,457)	(826)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments to OSI	(2,499)	(22,000)
Net proceeds from public offering of common stock	—	26,280
Acquisition loan, net of repayments	23,598	—
Line of credit borrowings, net of repayments	7,825	—
Other	(437)	—

Net cash provided by financing activities	28,487	4,280

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(645)	18

NET INCREASE IN CASH AND CASH EQUIVALENTS	(4,031)	3,787
CASH AND CASH EQUIVALENT, BEGINNING OF PERIOD	8,809	7,875

CASH AND CASH EQUIVALENT, END OF PERIOD	$4,778	$11,662

See accompanying notes to unaudited condensed consolidated financial statements.

SPACELABS HEALTHCARE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX-MONTH PERIODS ENDED DECEMBER 31, 2006 AND 2005

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

On August 2, 2005, OSI Systems, Inc. (“OSI”) formed Spacelabs Healthcare, Inc. (“Spacelabs Healthcare” or the “Company”), which is the combination of the following OSI healthcare division subsidiaries: (a) Spacelabs Medical, Inc. (U.S.A.) and its affiliates in Canada, China, Finland, France, Germany, Italy, Greece, Singapore and the U.K (collectively, “Spacelabs Medical”); (b) Blease Medical Holdings Limited (U.K.) and its wholly-owned subsidiaries Blease Medical Equipment Limited and Blease Medical Service Limited (collectively, “Blease”); (c) Dolphin Medical, Inc. (U.S.A.) and its subsidiary, Dolphin Medical Products Limited (Singapore), (collectively, “Dolphin Medical”); and (d) Osteometer MediTech, Inc. (“Osteometer”). OSI is a publicly- traded, vertically integrated, worldwide provider of security and inspection systems, medical monitoring and anesthesia systems and optoelectronic devices and value-added subsystems.

On October 24, 2005, OSI transferred 100% of the shares of Spacelabs Medical, Blease, and Osteometer and the 89% of the shares it owned in Dolphin Medical to Spacelabs Healthcare in exchange for approximately 54.4 million shares of Spacelabs Healthcare common stock (the “Stock Transfer”). Also on October 24, 2005, Spacelabs Healthcare completed an initial public offering (“IPO”) of its common stock on the Alternative Investment Market (“AIM”) in London. This IPO resulted in the sale to the public of approximately $13.5 million newly-issued shares of common stock, or 19.8% of the Company, and raised approximately $26.3 million, net of expenses.

Description of Business

Spacelabs Medical is a global manufacturer and distributor of patient monitoring and clinical information systems for use primarily in hospitals. It designs, manufactures and markets patient monitoring solutions for critical care, emergency and perioperative areas of the hospital, wired and wireless networks and connectivity solutions, ambulatory blood pressure monitors and medical data services, all aimed at providing caregivers with instant patient information. Spacelabs Medical is included in the Patient Monitoring/Anesthesia/Cardiology operating segment, except for its medical data services business which is included in the Clinical Trial Services operating segment. Blease is a global manufacturer and distributor of anesthesia delivery systems, ventilators and vaporizers. Blease sells its products primarily to hospitals for use in operating rooms and anesthesia induction areas as well as in magnetic resonance imaging facilities. Blease also sells its systems and components, such as anesthesia vaporizers and ventilators, directly to pharmaceutical companies and other manufacturers of anesthesia delivery systems. Blease is included in the Patient Monitoring/Anesthesia/Cardiology operating segment. Dolphin Medical designs, manufactures and markets pulse oximetry instruments and compatible pulse oximetry sensors, which are used to non-invasively monitor oxygenation levels in a patient’s blood. Osteometer designs, manufactures and markets x-ray and ultrasound densitometers, which are used to diagnose osteoporosis as well as to provide follow-up bone density measurements. Osteometer is included in the Patient Monitoring/ Anesthesia/Cardiology operating segment. As further described in Note 2, the Company acquired Del Mar Reynolds in July 2006, see Note 2. Del Mar Reynolds manufactures and markets cardiac monitoring and diagnostic systems primarily to the hospital market. In addition, Del Mar Reynolds also offers a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations. Del Mar Reynolds is included in the Patient Monitoring/Anesthesia/Cardiology operating segment, except for its core laboratory business which is included in the Clinical Trial Services operating segment.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Spacelabs Healthcare, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. These financial statements have been prepared by us, without audit, pursuant to Accounting Principles Board Opinion No. 28, “Interim Financial Reporting.” Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included. These condensed consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended June 30, 2006, included in our Annual Report. The results of operations and cash flows for the six months ended December 31, 2006 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2007.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

Derivative Instruments

The Company may, from time to time, purchase foreign exchange contracts in order to attempt to reduce foreign exchange transaction gains and losses, or enter into interest rate swaps. In June 2006, the Company entered into a $25.4 million forward contract to buy British pounds in anticipation of the acquisition of Del Mar Reynolds (see Note 2). At June 30, 2006, the Company recorded a $0.5 million unrealized gain related to this contract. In July 2006, the Company completed the Del Mar Reynolds acquisition and settled the foreign currency forward contract resulting in a fiscal year 2007 loss of $24,000 related to this contract.

Per Share Computations

The Company computes basic earnings (loss) per share by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. The Company computes diluted earnings (loss) per share by dividing net income available to common shareholders by the sum of the weighted average number of common and dilutive potential common shares outstanding. Potential common shares consist of shares issuable upon the exercise of stock options using the treasury stock method. The Company excludes from the calculation of diluted earnings per share stock options with exercise prices greater than the average market price of the Company’s common stock because their effect would be anti-dilutive. The Company excludes all stock options from the calculation of diluted loss per share because their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings (loss) per shares for the six months ended December 31, 2006 and 2005 (in thousands of dollars, except per share amounts):

	Six months ended December 31,
	2006	2005
Net income (loss)	$(4,931)	$4,087
Effect of dilutive interest in subsidiary stock	—	(209)

Income (loss) available to common shareholders	(4,931)	3,878

Weighted average shares outstanding – basic	67,926	59,366
Dilutive effect of stock options	—	11

Weighted average shares outstanding – diluted	67,926	59,377

Basic earnings (loss) per share	$(0.07)	$0.07

Diluted earnings (loss) per share	$(0.07)	$0.07

Comprehensive Income

Comprehensive income (loss) is computed as follows (in thousands of dollars):

	Six months ended December 31,
	2006	2005
Net income (loss)	$(4,931)	$4,087
Foreign currency translation adjustments	701	(346)
Unrealized gain on available for sale marketable securities	—	36
Reclassification adjustment for gains on available for sale marketable securities included in net income (loss)	(26)	(190)

Comprehensive income (loss)	$(4,256)	$3,587

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This interpretation clarifies how companies should account for uncertainty in income taxes that they recognize in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact that this interpretation will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact that this statement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires that an employer recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability, as applicable, in its statement of financial position and that it recognize, in comprehensive income of a business entity, any changes in such status in the year in which the changes occur. This statement also requires that an employer measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This statement is effective for fiscal years ending after December 15, 2006. The Company has not yet determined the impact that this statement will have on its consolidated financial statements.

2. ACQUISITION OF DEL MAR REYNOLDS

On July 31, 2006, the Company completed the acquisition of the Del Mar Reynolds Cardiac division of Ferraris Group PLC. Pursuant to the terms of the acquisition agreement, the Company made an initial cash payment of $25.9 million, subject to a working capital adjustment and to an adjustment of plus or minus $1.9 million based upon revenue and earnings results for Del Mar Reynolds for the 13-month period ending September 30, 2006. In September 2006, Ferraris Group PLC paid the Company $1.7 million in connection with the working capital adjustment and in November 2006 it paid the Company an additional $1.9 million as a result of the failure of Del Mar Reynolds to meet certain revenue and earnings results for the 13-month period ending September 30, 2006.

Contingent consideration of up to £5 million ($9.4 million at December 31, 2006) will be payable if Del Mar Reynolds achieves certain revenue targets during fiscal year 2007. The additional earn-out, if any, may be satisfied, at Company’s discretion, either in cash or by the issuance of the Company’s common stock. This acquisition expands the portfolio of products that the Company offers to the hospital market with the addition of cardiac monitoring systems. Del Mar Reynolds also offers a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.

The results of operations for Del Mar Reynolds have been included in the accompanying condensed consolidated financial statements since the date of acquisition. The total cost of the acquisition, excluding the potential earn-out, was as follows (in thousands of dollars):

Cash paid for common stock	$25,879
Less refund pursuant to working capital adjustment	(1,694)
Less refund pursuant to 13-month revenue and earnings adjustment	(1,872)
Direct costs	814

Total purchase price	$23,127

The Company has based the preliminary allocation of the purchase price on an estimate of fair values of the assets acquired and the liabilities assumed. The final determination of the allocation of the purchase price is pending the final assessment of a third party’s valuation of the assets acquired and liabilities assumed. The finalization of the purchase price allocation may result in asset fair values and liabilities assumed that differ from the preliminary estimates of these amounts. As of December 31, 2006, the preliminary purchase price allocation was as follows (in thousands of dollars):

Net tangible assets acquired	$2,150
In-process research and development costs acquired	561
Identifiable intangible assets acquired	7,567
Goodwill	12,849

$23,127

A history of operating margins and profitability, a strong scientific employee base and operations in an attractive market niche were among the factors that contributed to a purchase price resulting in the recognition of goodwill. In-process research and development costs acquired were expensed during the six months ended December 31, 2006, and are included in operating expenses. Projects that qualify as in-process research and development represent those that had not yet reached technological feasibility and had no alternative future use.

As part of the integration of the Del Mar Reynolds business operations into the Company, the Company established the following reserve for the termination and relocation of certain employees to other sites, and legal and accounting fees (in thousands of dollars):

Employee severance	$692
Relocation costs	212
Legal and accounting fees	63
Rent and lease obligations	571

$1,538

During six months ended December 31, 2006, the Company paid $0.2 million in connection with severance charges, relocation costs and rent obligations. At December 31, 2006, the reserve amounted to $1.3 million and is included in accrued expenses and other current liabilities in the Consolidated Balance Sheets.

3. INVENTORY

Inventory consisted of the following (in thousands of dollars):

	December 31,
	2006	2005
Raw materials and components	$16,354	$15,331
Work in process	1,140	1,184
Finished goods	5,942	6,383
Demonstration inventories	4,023	3,207
Customer service inventories	7,090	6,695

Total	$34,549	$32,800

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands of dollars):

	December 31,
	2006	2005
Equipment	$10,799	$4,922
Leasehold improvements	1,556	1,437
Tooling	1,679	1,599
Furniture and fixtures	1,997	980
Computer equipment and software	7,923	3,560
Vehicles	227	22

Total	24,181	12,520

Less accumulated depreciation and amortization	(8,962)	(4,943)

Property and equipment, net	$15,219	$7,577

Depreciation expense was $2.5 million and $1.2 million for the six months ended December 31, 2006 and 2005, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), requires that goodwill and other intangible assets with indefinite lives be tested for impairment on an annual basis and on an interim basis if an event occurs or circumstance change that may reduce the fair value of a reporting unit below its carrying value. We performed our annual goodwill impairment test as of December 31, 2006, and concluded that no impairment of goodwill was indicated.

The changes in the carrying amount of goodwill for the six months period ended December 31, 2006 are as follows (in thousands of dollars):

Balance as of July 1, 2006	$5,990
Goodwill acquired during the period	13,070
Foreign currency translation adjustment	250

Balance as of December 31, 2006	$19,310

Amortization expense for the six months ended December 31, 2006 and 2005 was $1.4 million and $0.8 million, respectively.

6. INCOME TAXES

The Company is included in the consolidated US federal and California state income tax filings of OSI. The Company files separate state income tax returns for other states and files separate foreign tax returns for its subsidiaries outside the United States. The Company’s tax expense (benefit) and deferred taxes have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns. Accordingly, any settlement of U.S. federal or California state income taxes payable will be to OSI rather than to the Internal Revenue Service.

On October 24, 2005, the Company entered into a tax sharing agreement with OSI. The agreement becomes effective once OSI’s ownership interest in the Company falls below 80% whereby the Company will no longer be able to be included in OSI’s consolidated U.S. federal income tax return. The terms of this agreement assign responsibility to the Company for all taxes arising in the pre-separation period attributable to the Company. OSI will retain, and indemnify the Company for, among other things, the tax liabilities incurred as a result of transferring assets to the Company. Any other separation-related tax liabilities generally will be paid by the party legally responsible and OSI and the Company agreed to cooperate in the resolution of such taxes. The tax sharing agreement also deals with the allocation of obligations and responsibilities in connection with certain administrative matters relating to taxes.

7. LONG TERM DEBT

On July 18, 2006, the Company entered into a syndicated revolving credit and term loan agreement with Bank of the West as lead bank and syndication agent. The agreement provides for a $10 million senior revolving line-of-credit, including a letter-of-credit and foreign exchange facility, and a term loan of up to $27.4 million to fund the purchase of Del Mar Reynolds. The agreement is secured by all the U.S. assets of the Company and by shares of its subsidiaries. Interest on the loans is based, at the Company’s option, on either the bank’s prime rate, plus up to 0.5%, or on the British Bankers Association Interest Settlement Rate for deposits in U.S. dollars plus up to 2.5%, with the margin varying based on the Company’s Leverage Ratio (as defined in the agreement). At December 31, 2006, the weighted average effective interest rate was 7.8% on the revolving loan and 7.4% on the term loan. The agreement contains various representations, warranties, affirmative, negative and financial covenants, and conditions of default customary for financing of this type. As of December 31, 2006, the Company was not in compliance with certain financial covenants; however, the bank waived these covenant violations. The revolving line of credit expires in July 2009 at which time all outstanding amounts are due and payable. As of December 31, 2006, $7.8 million was outstanding under the revolving line-of-credit. The term loan is repayable in 20 quarterly installments of $0.9 million, with a balloon payment of the remaining balance due on July 18, 2011. At December 31, 2006, $23.6 million was outstanding under the term loan.

8. COMMITMENTS AND CONTINGENCIES

Product warranties

The Company offers its customers warranties on many of the products that it sells. These warranties typically provide for repairs of the products if problems arise during a specified time period after original shipment. Concurrent with the sale of products, the Company records a provision for estimated warranty expenses with a corresponding increase in cost of goods sold. The Company periodically adjusts this provision based on historical and anticipated experience. The Company charges actual expenses of repairs under warranty, including parts and labor, to this provision when incurred.

The change in accrued warranties is as follows (in thousands of dollars):

	Six months ended December 31,
	2006	2005
Balance at the beginning of the period	$3,835	$3,706
Additions	1,263	1,546
Reductions for warranty repair costs	(1,690)	(1,557)

Balance at the end of the period	$3,408	$3,695

Litigation

In March 2004, certain individuals named Spacelabs Medical, OSI Systems Inc. and a hospital in a petition claiming that the individuals suffered injuries in March 2003 caused, in part, by a defective monitoring system manufactured by Spacelabs Medical. OSI has been dismissed from the action. The amount of the claim has not yet been specified.

In April 2004, certain individuals named Spacelabs Medical, as well as several other defendants, in a petition that alleges, among other things, that a product possibly manufactured by Spacelabs Medical failed to properly monitor a hospital patient thereby contributing to the patient’s death in November 2001. The amount of the claim has not yet been specified.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company has not accrued for loss contingencies relating to the above matters because it believes that, although unfavorable outcomes in the proceedings or unasserted claims may be possible, they are not considered by management to be probable or reasonably estimable. If one or more of these matters are resolved in a manner adverse to the Company, the impact on the Company’s results of operations, financial position and/or liquidity could be material.

In February 2005, a Greek distribution company filed an action in the courts of Greece claiming that Spacelabs orally agreed to appoint them as Spacelabs’ exclusive Greek distributor in 1999, but failed to do so. The distribution company claims that it incurred significant expenses as a result of Spacelabs’ actions, and demands €0.9 million (approximately $1.1 million as of June 30, 2006) in compensation. The Company has accrued a $0.3 million loss contingency for this claim which represents the Company’s best estimate of the probable loss that may be incurred. This amount is included in other accruals in the consolidated balance sheets.

Various lawsuits and claims are pending against the Company, including product liability claims which are generally covered by insurance policies. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company’s results of operations and financial position.

Contingent Acquisition Obligations

In February 2005, the Company acquired Blease Medical Holdings Limited and certain affiliated companies for approximately $9.3 million in cash (net of cash acquired), including acquisition costs. For the three years following the close, contingent consideration is payable based on Blease’s net revenues, provided certain requirements are met. The contingent consideration is capped at £6.25 million (approximately $12.1 million as of December 31, 2006). As of December 31, 2006, no contingent consideration has been earned.

9. STOCK-BASED COMPENSATION

The Company accounts for stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires that it measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

The Company recorded stock-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Six months ended December 31,
	2006	2005
Cost of goods sold	$108	$48
Selling, general and administrative	660	441
Research and development	62	24

	$830	$513

The income tax benefit related to such compensation for the six-month periods ended December 31, 2006 and 2005 was approximately $0.3 million and $0.2 million, respectively. As of December 31, 2006, total unrecognized compensation cost related to non-vested share-based compensation arrangements amounted to $1.5 million. The Company expects to recognize this cost over a weighted-average period of 2.0 years.

10. RELATED-PARTY TRANSACTIONS

Allocations

All operating expenses associated with the Company are included in the accompanying consolidated financial statements, including expenses incurred by OSI on behalf of the Company. Certain corporate expenses incurred by OSI that are not practicable to be specifically identified as costs of the Company, which include human resources, treasury, accounting, information technology and executive officer costs, have been allocated by OSI. Management has allocated these costs based on percentage estimates of time or departmental effort devoted to working on Company related matters in relation to overall OSI matters. Allocated costs of $0.7 million and $0.8 million for the six month ended December 31, 2006 and 2005, respectively, are included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. Management believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

Loans from OSI

OSI has historically provided loans to the Company for working capital needs and to fund acquisitions. Through October 24, 2005, the loans were non-interest bearing and had unspecified repayment terms. On October 24, 2005, the Company entered into a formal loan agreement with OSI that specifies that interest is accrued on the loans at LIBOR rate plus 1.65% and that allows OSI to call for full or partial repayment of the loans with a notice period of 367 days. As notice from OSI has not been provided as of December 31, 2006, the loans are recorded as long term on the accompanying balance sheets. During the six months ended December 31, 2006 and 2005, the Company recorded interest expense related to these loans of $1.1 million and $0.4 million, respectively.

Supply arrangements

The Company purchases printed circuit board assemblies, certain sub-assemblies and various finished goods from subsidiaries of OSI. For the six-month periods ended December 31, 2006 and 2005, inventory purchases from OSI affiliates were $9.2 million and $5.1 million, respectively. Management of the Company believes the costs of these purchases are equivalent to what the Company could purchase from third party suppliers.

Manufacturing and office facilities

Certain of the Company’s businesses share manufacturing and office space with OSI and its subsidiaries. The cost of these facilities is charged to the Company based on square-footage of the shared facility. The amounts charged to the Company for the six-month periods ended December 31, 2006 and 2005 were $0.3 million and $0.2 million, respectively.

Insurance

The Company is covered under OSI’s various liability and property insurance coverages. The actual costs of these coverages are charged to the Company on a specific identification basis. The amounts charged to the Company for the six-month periods ended December 31, 2006 and 2005 were $0.9 million and $0.8 million, respectively.

Other

OSI and certain of its subsidiaries perform other activities on behalf of the Company including accounting, legal, information technology, and engineering. For the six-month periods ended December 31, 2006 and 2005, OSI charged the Company $0.1 million and $0.4 million, respectively, related to these services based on the actual costs of the services provided. In addition, Spacelabs Medical also performs certain activities on behalf of OSI and certain of its subsidiaries. Spacelabs Medical charged OSI $0.1 million for these services during each of the six-month periods ended December 31, 2006 and 2005.

11. SEGMENT INFORMATION

The Company operates in two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). The Equipment, Services & Supplies segment includes two operating segments Patient Monitoring/Anesthesia/Cardiology and Dolphin Medical. The Clinical Trial Services segment includes the Company’s medical data services business and the core laboratory business acquired as part of the Del Mar Reynolds acquisition (see Note 2). The Patient Monitoring/Anesthesia/Cardiology and Dolphin Medical operating segments have been aggregated pursuant to the rules of FAS 131. There were no inter-segment revenues during the six-month periods ended December 31, 2006 and 2005.

The following table presents the operations and identifiable assets by segment as of and for the six month periods ended December 31, 2006 and 2005 (in thousands):

	December 31, 2006			December 31, 2005
	Equipment, Services & Supplies	Clinical Trial Services	Total	Equipment, Services & Supplies	Clinical Trial Services	Total
External customer revenue	$105,580	$5,390	$110,970	$109,962	$2,409	$112,371

Income (loss) from operations	$(5,526)	$(97)	$(5,623)	$7,022	$(570)	$6,452

Total Assets	$168,619	$7,542	$176,161	$140,167	$2,465	$142,632

12. SUBSEQUENT EVENT

In January 2007, the Company sold its Osteometer subsidiary and a portion of the Dolphin Medical business to a subsidiary of OSI for approximately $1.0 million, which equaled the net book value of the assets sold. Management estimates that the fair values of the sold businesses approximated their net book values. The Company does not expect to generate a gain or loss on this transaction.